Exhibit 10.2

May 9, 2012

David Huls

11165 Alameda Avenue

Inver Grove Heights, MN 55077

RE: Relocation Assistance

Dear David:

In consideration of your service and continued commitment to ACL the company will provide to you the following Relocation Assistance in addition to that agreed in your employment letter dated July 19, 2011 (“Letter”).

A)

$50,000 lump sum payment in lieu of the company-paid temporary living and commuting expense for the balance of your commuting period from June 1,, 2012 to September 1, 2012. This payment does not alter your obligations under the Relocation Agreement dated July 27, 2012. Note this payment will not be grossed-up to cover federal and state income taxes.

B)	$200,000 lump sum payment in lieu of your projected target 2012 Annual Incentive Compensation Plan (“AIC”) bonus payable at 100% of plan achievement. If your actual 2012 AIC bonus is greater than $200,000 you will receive the difference. These payments will be subject to applicable deductions and statutory withholdings. If your employment is terminated for cause or if you resign for any reason prior to the 2012 AIC bonus payout in 2013 you agree to repay the Company the pro-rated difference between the year-to-date AIC bonus calculation and the $200,000.

Please acknowledge your understanding and agreement to the terms outlined above by signing, dating and returning a copy of this letter to me.

Sincerely,

/s/ Mark Knoy

Mark Knoy

President & Chief Executive Officer

/s/ David Huls	5-9-12
David Huls	Date